Exhibit C-8
PARTY STANDINGS
41st Parliament

	Conservative	New	Liberal		Green
	Party of	Democratic	Party of	Bloc	Party of
Province/Territory	Canada	Party	Canada	Québécois	Canada	Independent	Vacant	Total
Alberta	27	1						28
British Columbia	21	12	2		1			36
Manitoba	11	2	1					14
New Brunswick	8	1	1					10
Newfoundland and Labrador	1	2	4					7
Northwest Territories		1						1
Nova Scotia	4	3	4					11
Nunavut	1							1
Ontario	73	22	11					106
Prince Edward Island	1		3					4
Quebec	5	59	7	4				75
Saskatchewan	13		1					14
Yukon	1							1
TOTAL	166	103	34	4	1	0	0	308
For further information, contact the Journals Branch — 613-992-2038
Last Update: May 24, 2011